UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2016

21st CENTURY ONCOLOGY
HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-170812	26-1747745
(Commission File Number)	(I.R.S. Employer Identification No.)

2270 Colonial Boulevard Fort Myers, Florida	33907
(Address of Principal Executive Offices)	(Zip Code)

(239) 931-7254
(Registrant’s Telephone Number, including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

As previously announced, on July 22, 2016, 21st Century Oncology, Inc. (“21C”), a wholly owned subsidiary of 21st Century Oncology Holdings, Inc., reached an agreement with holders of a majority of the aggregate principal amount of Notes (as herein defined) outstanding (the “Consenting Holders”) to enter into a Second Supplemental Indenture (the “Supplemental Indenture”) to the Indenture, dated April 30, 2015 (the “Indenture”), among 21C, the guarantors named therein and Wilmington Trust, National Association, as trustee (the “Trustee”), governing 21C’s 11.00% Senior Notes due 2023 (the “Notes”).

On July 25, 2016, 21C received the requisite consents from the Consenting Holders and entered into the Supplemental Indenture. The Supplemental Indenture provides for a limited waiver through July 31, 2016 of certain defaults or events of default under the Indenture for failure to timely furnish to the Trustee and holders of the Notes or file with the SEC the financial information required in an annual report on Form 10-K for the year ended December 31, 2015 or in a quarterly report on Form 10-Q for the period ended March 31, 2016. As previously disclosed on July 22, 2016, as consideration for the foregoing, 21C paid to all holders of Notes an amount representing additional interest on the Notes equal to $2.30 per $1,000 principal amount of Notes. 21C also paid certain fees and expenses of the advisors to the Consenting Holders incurred in connection with the Supplemental Indenture. The foregoing summary of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indenture, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
4.1	Second Supplemental Indenture, dated as of July 25, 2016, among 21st Century Oncology, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21st CENTURY ONCOLOGY HOLDINGS, INC.

Date: July 28, 2016	By:	/s/ LeAnne M. Stewart
		Name:	LeAnne M. Stewart
		Title:	Chief Financial Officer